Exhibit 10.8

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is made effective April 9, 2020 (the “Effective Date”) by and among PERSONALIZED STEM CELLS, INC., a Delaware corporation (“PSC”), and CALIDI BIOTHERAPEUTICS, INC., a Nevada corporation (“Calidi”).

RECITALS

A. PSC is conducting FDA approved human adipose-derived stem cell studies and has embarked on a project to manufacture cells for treatment of COVID-19 patients (the “COVID-19 Project”). PSC has informed Calidi that it has received an IRB study approval and has commenced manufacturing its first cell batch for the COVID-19 Project. Additional details of the COVID 19 Project are described in the Briefing dated March 30, 2020 (the “Briefing”), a copy of which is attached hereto as Exhibit A.

B. Calidi is in the business of primarily developing stem-cell based immunotherapies to treat human cancer and owns intellectual property relating thereto. Based on information provided by PSC, Calidi has expressed an interest in participating in the COVID-19 Project.

C. VetStem, which has developed and provides an adipose-derived stem cell service in veterinary medicine and is developing autologous and allogenic adipose-derived stem cell products, is a shareholder in PSC. Calidi previously paid VetStem to manufacture cell lines for cancer therapy but these cell lines will be repurposed for use in COVID-19 Project according to the terms herein.

D. The parties entered into a binding Confidential Letter of Intent dated March 22, 2020 (the “LOI”) pursuant to which the parties will collaborate on the COVID-19 Project through Calidi’s financial support to PSC and their joint efforts. Based on the expediency of the COVID- 19 Project, Calidi has been unable to conduct thorough due diligence into PSC for purposes of an investment at this time. As such, Calidi’s payment of $100,000 should be attributed to the manufacturing of the MCB and certain rights as described herein. However, to the extent the PSC Offering is still open, Calidi may still invest in PSC at a later date.

E. Calidi has been cooperating with PSC in good faith by providing support and a $100,000 payment to PSC. The application of the $100,000 to PSC has been altered slightly as any proper fiduciary duty of due diligence into PSC by Calidi, is not feasible given the expediency of the Agreement. This Agreement is intended to further detail the parties’ collaboration, rights and obligations. To the extent of any conflict between the terms of the LOI and this Agreement, this Agreement shall govern.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

1.	DEFINITIONS.

1.1. In this Agreement, the following definitions apply:

“Calidi IP” means all intellectual property, patent rights, know how, data, inventions (whether patented or unpatented), processes, and other confidential information owned or controlled by· Calidi, including those identified on Exhibit B, which may be utilized or incorporated in the COVID-19 Project and to be acquired during the Term or pursuant to this Agreement. Calidi shall retain all right, title and interest in and to such Calidi IP.

“Calidi’s Oncology Line” means cancer treatment and related products and services for use in humans.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“GMP” means good manufacturing practices as promulgated by the FDA.

“IND” refers to the investigational new drug program administered by the FDA.

“Joint IP” mean all intellectual property, if filed, developed as the result of the COVID-19 collaboration.

“Project Results” means all intellectual property, patent rights, know how, data, inventions (whether patented or unpatented), processes, and other confidential information that arises out of or results from the parties’ collaboration efforts under this Agreement.

“Term” means the period from the Effective Date until terminated by either party hereunder.

“PSC IP” means all intellectual property, patent rights, know how, data, inventions (whether patented or unpatented), processes and other confidential information that is owned or controlled by PSC, which may be utilized or incorporated into the COVID-19 Project. PSC shall retain all right, title and interest in and to such PSC IP which is identified as Exhibit C.

“PSC Offering’’ means PSC’s current $5,000,000 private placement offering of its Series A Preferred Stock, with a pre-money valuation of $20 million.

2.	CALlDl’S PAYMENT FOR SERVICES.

2.1. Because of the highly time sensitive nature of developing the COVID-19 Project, Calidi has not been able to conduct proper due diligence for an investment in PSC. Accordingly, the $100,000 provided to PSC by Calidi shall be treated as payment for PSC’s services of manufacturing the Master Cell Bank further described in Sections 3 and 4 below and rights as described in Section 6.2. For purposes of this Agreement, the foregoing payment shall be referred to herein as the “Services Payment”.

2.2. Calidi may invest capital into the PSC Offering up to the full amount that may remain at any time under the terms and conditions of the Series, however Calidi is under no obligation to do so and PSC may sell any or all of the Series A stock at any time prior to Calidi’s investment. Upon full execution of this Agreement, PSC shall provide Calidi with all materials and information related to such offerings.

2.3. If Calidi introduces to PSC any person or entity that invests in PSC, PSC shall grant to Calidi warrants to purchase 10% of the PSC securities acquired by such investor. The warrants shall be exercisable for a period of IO years and at the same purchase price of such investor.

3.	SPECIFIC RlGHTS AND OBLIGATIONS OF PSC.

3.1 Calidi shall provide PSC two tested SVF cell line banks (See Section 4.1 below), and PSC shall manufacture at least one master cell bank (MCB), in compliance with GMP and all regulatory (e.g., FDA) requirements and suitable for the purposes of both Parties set forth in this Agreement, and final drug for the COVID-19 Project. PSC shall have control over the activities of the COVID-19 Project subject to the provisions of this Agreement.

3.2 PSC shall include Calidi in all COVID-19 press releases. PSC shall provide Calidi advance notice of any and all press releases related to the COVID-19 Project. Calidi has right to make comments and suggested modifications. PSC shall in good faith consider those modifications and discuss with Calidi before release.

3.3 Except as expressly set forth in Section 4.2 herein, all COVID-19 Project costs shall be borne by PSC, including manufacturing/production costs, operational costs, regulatory fees and expenses, and other costs associated with this project. For clarity, Calidi shall bear any Calidi costs such as legal and accounting costs related to their own legal and accounting reviews,

4.	SPECIFIC RIGHTS AND OBLIGATIONS OF CALIDI.

4.1 Calidi shall provide two tested SVF cell line banks (ADMSC0I-RP-009 and ADMSC-VP-001) for use in the COVID-19 Project to manufacture at least one master cell bank (MCB) and final drug. The SVF cell line banks are provided on an “as is” basis. PSC shall use all of the vials of at least one of the SVF cell line banks (ADMSC0l-RP-009 or ADMSC-VP-001) for the generation of the MCB. Subject to the next subsection, PSC shall have ownership of the foregoing cell line banks that are not retained by Calidi.

4.2 Calidi shall retain fifty percent (50%) of each individual MCB generated from the highly scalable cell line chosen for the COVID-19 Project for Calidi’s Oncology Line, or other use at its sole discretion, at no cost, except for the MCB release testing cost only as to the 50% retained. By way of example to avoid confusion, if 200 vials are generated for the MCB, 100 vials shall be owned by Calidi and 100 vials shall be owned by PSC. Calidi’s 50% of the MCB shall remain at PSC’s facilities until Calidi sends PSC written notice of its request to transfer to the facility of Calidi’s choosing, but not exceeding 12 months from the execution of this Agreement unless a mutually agreeable storage agreement is executed for the period after such 12 months. PSC shall pay for all manufacturing and other costs. Additional SVF banks may be selected by mutual consent, without risking Calidi’s Oncology Line.

4.3 For a period of 30 days, which period began on the date of execution of the LOI on March 22, 2020, Calidi will provide reasonably necessary scientific assistance (equivalent of two full time equivalent senior staff as not to substantially interfere with Calidi’s operations) and support toward the COVID-19 Project. PSC shall, within a reasonable time not to exceed 21 days after receipt of Grant, pay to Calidi 20% of any BARDA or other Federal Government Grant received within 12 months of the signing of this Agreement and direct related to this COVID-19 Project , up to a maximum of $100,000.

4.4 Calidi shall be entitled to have full access to and use of the CMC data in the same manner as the Calidi SOW l Proposal and Master Services Agreement for purposes of any FDA Filings for Calidi’s Oncology Line.

4.5 Calidi shall be entitled to have full access to and use of al] clinical data from the COVID-19 Project for use in Calidi’s Oncology Line.

5.	PROJECT RECORDS.

5.1. PSC shall promptly make available or disclose to Calidi all data required to comply with section 04. Calidi shall promptly make available or disclose to PSC all data that are subject to section 6.2.

5.2. The parties shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete, accurate and authentic and properly reflect work done and results achieved in the project. Subject to each party’s confidentiality obligations hereunder, each party shall have the right to review and inspect such records upon reasonable notice and during normal business hours in order to further or protect their respective interests in this Agreement. Each party shall keep the other reasonably apprised of any material developments affecting this Agreement.

5.3. PSC shall prepare, and make available to both parties, a quarterly progress study report within 30 days after the end of each calendar quarter summarizing the status and progress of the COVID-19 Project. The report shall be subject to the confidentiality obligations hereunder.

6.	USE OF PROJECT RESULTS.

The parties shall have the right to utilize the Project Results only in their respective fields as follows:

6.1. PSC shall have the exclusive and worldwide right to develop and use the Project Results to research, develop, manufacture, market, sell, and license any products developed pursuant to this Agreement, anywhere in the world except in the People’s Republic of China and subject to the following non-compete provision. PSC shall not use the Project Results for the development of any cancer therapy products, nor shall PSC compete with Calidi in Calidi’s Oncology Line. PSC shall be responsible for its own activities worldwide, with the exception of China, including sales, distribution, and regulatory issues.

6.2. Calidi shall have exclusive, perpetual, and right to use the Project Results to research, develop, manufacture, market, sell, and license any COVID-19 or other respiratory disease products developed pursuant to this Agreement in the People’s Republic of China. To the extent Calidi markets, sells, or licenses any COVID-19 or other respiratory disease products developed from Project Results, Calidi may, at its sole option, acquire such products from PSC or any PSC successor or distributor at the actual cost of production, plus 15% of the actual cost of production according to mutually acceptable production agreement. Calidi may resell or distribute such products at such prices and terms it determines to be appropriate in its sole and absolute discretion. Calidi shall be responsible for its own activities in China, including sales, distribution, and regulatory issues. PSC will agree to a technology transfer to Calidi or its assignee such as GenScript (or other Chinese cell manufacturer selected by Calidi), of all the donor screening, adipose collection, and master cell bank manufacturing information and other know-how, used to create the master cell banks of this Agreement. The selected manufacturer must sign a PSC non-disclosure and non-compete agreement, which are both reasonable under industry standards, before such technology transfer can occur. These non-disclosure and non-compete agreements shall specify that the use of such technology transfer information can be used only to manufacture stem cells for use under the terms of this Agreement.

7.	OWNERSHIP OF INTELLECTUAL PROPERTY AND KNOW HOW.

7.1. Notwithstanding anything herein to the contrary, Calidi shall retain all rights, title and interest in and to the Calidi IP. Neither PSC nor VetStem may utilize or disclose the Calidi IP without the express prior written consent of Calidi.

7.2. Notwithstanding anything herein to the contrary, PSC shall retain all rights, title and interest in and to the PSC IP. Calidi may not utilize or disclose the PSC IP without the express prior written consent of PSC.

7.3. All Joint IP, except as provided in Section 4.2, shall be co-owned and shared by PSC and Calidi through good faith negotiations that take into account the equitable contributions of each such party toward the project.

8.	LICENSE GRANT.

8.1 PSC hereby grants and assigns to Calidi the exclusive right to: (a) use the data required to comply with section 04 and the Joint IP in their entirety to research, develop, manufacture as described in section.

8.2 Calidi hereby subject to Section 6, grants and assigns to PSC the exclusive and worldwide right, except in the People’s Republic of China, to: (a) use the Project Results and Joint IP in their entirety to research, develop, manufacture, market, sell, license, sublicense and commercialize PSC products, and (b) the full ownership rights to the two tested SVF cell line banks (ADMSC0l-RP-009 and ADMSC-VP-001) for use in the COVID-19 Project for any use, except as to Calidi’s 50% ownership of the master cell bank as described in section 0. Any proposed sublicense by PSC to another party must contain provisions and terms substantially similar to this Agreement with particular focus on Sections 6, 7, and 8.

8.3 The licenses granted hereunder shall continue in perpetuity and shall survive the termination or expiration of this Agreement.

9.	TERM.

9.1. In the event of a breach by a party of any other material term, the other party may terminate this agreement if the party in breach does not cure the breach within 30 days after receiving written notice (or immediately if the breach is not curable).

9.2. Upon termination or expiration of this Agreement, the parties shall return to the other all Confidential Information (or destroy such materials at the written request of the other party) or other property belonging to the other property; provided, however, that each party shall be entitled to retain the Project Results, including each parties respective half of the MCB, for use as permitted in this Agreement.

10.	INDEMNIFICATION.

10.1. PSC shall indemnify Calidi, and its officers, directors, employees and agents (“Calidi Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that Calidi Indemnitees may suffer as a result of any third party claim arising directly out of (i) a breach of any representation, warranty or covenant by it under this Agreement, (ii) any negligent, wilful or reckless action, misconduct, error, inaction or omission of PSC or its officers, directors, employees, agents or subcontractors or (iii) any claims alleging that PSC’s use of the Project Results infringes any intellectual property rights of a third party; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Calidi Indemnitees.

10.2. Calidi shall indemnify PSC and its officers, directors, employees and agents (“PSC Indemnitees”) from and against any loss, damage, costs and expenses (including reasonable attorney fees) that PSC Indemnitees may suffer as a result of any third party claim arising directly out of (i) a breach of any representation, warranty or covenant by it under this Agreement, (ii) any negligent, wilful or reckless action, misconduct, error, inaction or omission of Calidi or its officers, directors, employees, agents or subcontractors; (iii) any claims alleging that Calidi’s use of the Project Results infringes any intellectual property rights of third parties; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any Calidi Indemnitees.

10.3. If the party to be indemnified intends to claim indemnification under this Section 10, it shall promptly notify the indemnifying party in writing of such claim. The indemnitor shall have the right to control the defense and/or settlement thereof; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnitor in the investigation of any liability covered by this Section 10. The failure to deliver prompt written notice to the indemnitor of any claim, to the extent prejudicial to its ability to defend such claim, shall relieve the indemnitor of any obligation to the indemnitee under this Section 10.

11.	CONFIDENTIALITY.

11.1. During the Term and for a period of five (5) years following its expiration or termination, each party (“Recipient”) shall maintain in confidence all information of the other party (..Disclosing Party”) that is disclosed by Disclosing Party and identified as confidential at the time of disclosure (“Confidential Information”) and shall not use, disclose, or grant the use of Confidential Information except on a need-to-know basis to those officers, directors, employees, agents and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the Recipient shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. The Recipient shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. This non-use restriction does not apply to a party’s use of the Project Results as specified in Sections 6 and 8.

11.2 The confidentiality obligations contained in Section 11.1 shall not apply to the extent that (a) the Recipient is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the Disclosing Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source not under a duty of confidentiality to the Disclosing Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the Disclosing Party.

12.	PUBLICATION/PRESENTATION RIGHTS

As this is a PSC project and subject to PSC management, control and obligations to regulatory bodies, PSC shall maintain all publication and presentation rights. Calidi will be included in any publication and shall have rights of review, but PSC maintains absolute editorial control.

13.	FURTHER ASSURANCES

Each party shall at its own cost do and execute or procure to be done and executed all necessary acts, agreements, documents and things reasonably within its power to give effect to this Agreement.

14.	DISCLAIMERS.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND RELATING TO ITS INTELLECTUAL PROPERTY AND TO THE PROJECT RESULTS, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

15.	GENERAL.

15.1. The parties shall comply with all applicable laws and regulations.

15.2. This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all such previous oral or written agreements and understandings.

15.3. No modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

15.4. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy or the exercise of any other right or remedy.

15.5. Except as expressly provided in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.6. Any date, time or period referred to in this Agreement is of the essence except only to the extent of which the parties agree in writing to vary it in which event the varied date, time or period is of the essence.

15.7. Nothing in this Agreement be construed as creating a partnership between the parties or as constituting either party as the agent of the other party for any purpose whatsoever and neither party shall have the authority or power to bind the other party or to contract in the name of or create a liability against the other party in any way or for any purpose.

15.8. The prevailing party(ies) in any litigation, arbitration, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney’s fees.

15.9. The parties agree there is not an adequate remedy at Jaw for money damages in the provisions of Sections 8, 9, 10 and 15 are not fully performed in accordance with their terms. Accordingly, a party shall have the right to enforce those terms by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the party may have for a breach of this Agreement.

16.	ASSIGNMENT.

Neither party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement, except with the prior written consent of the other party; provided however, if a party is acquired by a third party (e.g., by merger, purchase of assets, or purchase of stock), the acquiror shall be entitled to the rights and be bound by the obligations of the acquired party, without needing the consent of the other party. Any attempted assignment for transfer in contravention of this Section 16 shall be null and void.

17.	NOTICES.

Any notice or other communication under or in connection with this Agreement shall be in writing in the English language and shall be delivered personally or sent by first class post pre-paid recorded delivery, by confirmed telefax, or by confirmed electronic mail (e-mail) to the party due to receive the notice or communication at its office address or such other address as either party may specify by notice in writing to the other.

18.	GOVERNING LAW AND JURISDICTION.

This Agreement is governed by and shall be construed in accordance with California law. Each party irrevocably waives any objection which it might at any time have to the courts of California being nominated as the forum to hear and determine any proceedings and to settle any disputes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PERSONAL STEM CELL, INC., a Delaware corporation

By: /S/ Bob Harman
Bob Harman, Chief Executive Officer

CALIDI BIOTHERAPEUTICS, INC., a Nevada corporation

By: /s/ Allan Camaisa
Allan Camaisa, Chief Executive Officer

EXHIBIT A

(PSC Briefing Dated March 30, 2020)

EXHIBIT B

CALIDI IP

SMALLPOX VACCINE FOR CANCER TREATMENT

United States Provisional Patent Application Serial No. 62/203,835 (109296-0300), filed

08/11/2015

Granted 10/23/2018

Key claims:

A method for treating a solid tumor or hematologic malignancy in a subject, comprising administering to the subject an oncolytic virus, and a composition comprising an adipose stromal cell, wherein the oncolytic virus is a vaccinia virus.

COMBINATION IMMUNOTHERAPY APPROACH FOR TREATMENT OF CANCER

United States Patent Application Serial No. 62/068,557 - Filed: October 24, 2014

Key Claims:

I. A method for treating a solid tumor or hematologic malignancy in a subject, comprising two or more of the following:

(a)	injecting into the subject a modified stem cell, wherein the modified stem cell comprises a (i)

a wild-type or genetically modified virus; (ii) a wild-type or genetically modified bacteria; or (iii) a combination of two or more thereof; and

(b)	administering a treatment to the subject that will activate the T-cell response within the subject.

(Key Elements of Our Provisional Application ]

FAMILY OF CLAIMS ON SENSITIZATION FOR IMPROVED VIRAL AMPLIFICATION AND/OR IMMUNOMODULATION

-THROUGH PRETREATMENT: MULTIPLE TARGETS AND PATHWAYS COVERED

a. Cell Vehicles sensitized to Enhance Virus Amplification Ability

b. Cell Vehicles sensitized to Block induction of the Anti-Viral State

c. Cell Vehicles protected against Allogeneic Inactivation/Rejection Determinants

d. Cell Vehicles protected against Complement

FAMILY OF CLAIMS ON ENGINEERED CELL VEHICLES FOR IMPROVED VIRAL AMPLIFICATION AND/OR IMMUNOMODULATION

- THROUGH TRANSIENT OR PERMANENT GENETIC MODIFICATIONS: MULTIPLE TARGETS AND PATHWAYS COVERED

a. Engineered to be Unresponsive to an Interferon-Induced Antiviral State

b. Engineered to Evade Allogeneic Recognition by T and NKT Cells

c. Engineered to Evade Allogeneic Recognition by NK Cells

d. Engineered to Express Immunosuppressive Factors of Human or Viral Origin (to prevent/inhibit allogeneic anti-cell vehicle or anti-viral immune responses)

e. Engineered to Express Cancer or Stem Cell-Derived Factors that Facilitate Viral infection of otherwise irnpermissive Cell Vehicles and/or Tumor Cells.

f. Engineered to Express Factors interfering with the function of Complement and/or Neutralizing Antibodies

EXHIBIT C

(To be provided by PSC to Calidi)

PSC IP is all owned and licensed IP relevant to this Agreement and shall timely be provided to Calidi.